Exhibit 99.(d)(20)(i)

AMENDMENT NO. 1 TO THE

SUBADVISORY AGREEMENT

THIS AMENDMENT NUMBER 1 is made to the Subadvisory Agreement (the “Agreement”), which was made effective on the 26th day of September, 2018, as may be amended from time to time, by and among Franklin Mutual Advisers, LLC, a Delaware Limited Liability Company (the “Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (the “Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (the “Trust”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is made effective as of January 1, 2024. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Investment Adviser, Subadviser and Trust (together, the “Parties”) are parties to the Agreement; and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.	Exhibit A as attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2.	Except as amended in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Agreement as of the date first above written.

PACIFIC LIFE FUND ADVISORS, LLC

By: /s/ Howard T. Hirakawa

Name: Howard T. Hirakawa

Title:   Senior Vice President

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa

Name: Howard T. Hirakawa

Title:   Senior Vice President

Franklin Mutual Advisers, LLC

By: /s/ Christian Correa

Name: Christian Correa

Title:    President and Chief Investment Officer